Exhibit 10.2

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT

between

F&M Film- und Medien Beteiligungs GmbH, a limited liability company organized under the laws of Austria, with its registered seat (Sitz) in 1010 Wien, Wollzeile 6/8, Austria and registered with the company register (Firmenbuch) under docket number FN 267730 x the "Shareholder 1"

and

Genius Brands International, Inc., is a corporation incorporated under the laws of Nevada with its registered office at 190 North Canon Drive, Floor 4, Beverly Hills, CA 90210, USA

the "Shareholder 2"

together the "Shareholders" or the "Parties"

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Shareholder Agreement

1.            SUBJECT MATTER AND PURPOSE

1.1	The Parties are shareholders of Your Family Entertainment Aktiengesellschaft (Aktiengesellschaft) registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Munich under docket number HRB 164992 with registered address at Turkenstrasse 87, 80799 Munchen (the "Company").

The registered share capital of the Company amounts to EUR 10,457,730.00 and is divided into 10,457,730 no-par-value registered shares (each a "Share" and together the "Shares"). The Shares are admitted for listing to the Regulated Market (General Standard) of the Frankfurt Stock Exchange and traded under ISIN DE000A161N14.

Shareholder 1 owns 6,996,221 Shares; Shareholder 2 is, or will be at the time when this Agreement comes into effect, the owner of 50 Shares.

1.2	By way of this Shareholder Agreement ("Agreement") and for its duration, the Shareholders agree to form a shareholders' pool (the "Pool") with the purpose of exercising the voting rights in the upcoming shareholders' meetings of the Company on all items on the agendas, in particular in order to create additional business opportunities for the Company for the benefit of all shareholders, in a common manner.

1.3	This Agreement covers the entire present and future shareholdings of the Shareholders in the Company, irrespective of the manner in which a Shareholder acquires the Shares and irrespective of whether the Shares are held directly by the Shareholder or indirectly by an enterprise affiliated with a Shareholder within the meaning of Sect. 15 Stock Corporation Act (AktG), as well as all Shares held by a third party on behalf of a Shareholder on the basis of a trust agreement or similar agreement. Neither joint ownership nor fractional ownership of the contractually bound Shares is established by this Agreement.

1.4	Shareholder 1 has agreed to sell 3,000,000 Shares to Shareholder 2 against cash and shares to be issued by Shareholder 2 at an aggregated value of EUR 6,000,000.00. Thereafter, Shareholder 1 owns 3,996,221 Shares ("Remaining Shares") after transfer of the sold 3,000,000 Shares to Shareholder 2.

1.5	Each Shareholder shall notify the other Shareholder without delay of any changes in the ownership of his Shares.

2.            POOL MEETING AND VOTING

2.1	A meeting of the Shareholders (the "Pool Meeting"), either in person, telephone, or video conference, shall be held prior to each shareholders' meeting of the Company to decide the shareholders' right to propose motions and to exercise voting rights on the items on the agenda of the shareholders' meeting. The Pool Meeting shall decide in all cases in which a decision by the Shareholders is required under this Agreement or by law or appears necessary in the interests of the Pool. In the Pool Meeting, as and between Shareholder 1 and Shareholder 2, (i) Shareholder 2’s Shares shall represent, and Shareholder 2 shall be entitled to exercise, 51% percent of the voting power of the aggregate number of Shares held by Shareholder 1 and Shareholder 2, irrespective of the number of Shares actually held by Shareholder 2; and (ii) Shareholder 1’s Shares shall represent, and Shareholder 1 shall be entitled to exercise, 49% percent of the voting power of the aggregate number of Shares held by Shareholder 1 and Shareholder 2, irrespective of the number of Shares actually held by Shareholder 1. Irrespective of the foregoing Shareholder 1 shall not be restricted in any way from exercising its voting rights attached to the Remaining Shares in a shareholders’ meeting in the event that the agenda item on which a decision is called for under statutory German law or the articles of association of the Company requires a qualified majority; provided that this shall not apply to any share dividend, share split, reverse share split, share reclassification, share combination or other similar event affecting solely the number of outstanding Shares (each, an “Organic Change”; it being understood that capital increases are not deemed to be an Organic Change). In the event of a vote on any Organic Change, Shareholder 1 shall vote the Remaining Shares in accordance with the instructions of Shareholder 2.

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2.2	The Pool Meeting shall be convened by email by either Shareholder, sent to the other Shareholder, and shall include the items of the agenda. A period of at least (1) week must elapse between the posting of the email and the date of the Pool Meeting. A shorter period may be used if the other Shareholder agrees.

2.3	Each Shareholder may be represented at the meeting by the other Shareholder on the basis of a written power of attorney. Resolutions may only be passed if such resolution receives the vote of the Shares constituting a majority of the voting power as agreed between Shareholder 1 and Shareholder 2. The result of the voting in the Pool Meeting has to be recorded in writing by the Shareholder who has convened the Pool Meeting and has to be sent to the other Shareholder. For the avoidance of doubt Section 2.1 last sentence shall apply.

2.4	To the extent that a Shareholder is or would be excluded from voting at the shareholders' meeting of the Company, he shall also have no voting right in respect of resolutions of the Pool Meeting and may also not exercise the voting right on behalf of the other Shareholder.

2.5	The Shareholders shall be obliged either to represent their Shares themselves at the shareholders' meeting of the Company or to arrange for their representation. The voting right in the shareholders' meeting shall be exercised in each case in accordance with the corresponding resolution of the Shareholders in the Pool Meeting.

2.6	In case of unannounced proposals on matters in the shareholders' meeting like counter proposals of other shareholders, the Shareholders are obliged to contact each other at short notice to decide on the common exercise of the voting rights. If a contact is technically not possible, the Shareholders will vote in the shareholders' meeting considering the interest of the other Shareholder and in line with this Agreement.

2.7	The Shareholders agree to support, to the extent legally permissible, investments and other actions intended by Shareholder 2 in order to strengthen the Company's future business.

3.            SUPERVISORY BOARD OF THE COMPANY

The Shareholders shall exercise their voting rights in the next shareholders' meeting of the Company to (i) extend the number of the Supervisory Board members pursuant to Section 9 (2) of the Articles of Association of the Company from three up to four members and (ii) elect an eligible person proposed by Shareholder 2 to the supervisory board of the Company as a supervisory board member of the Company. Shareholder 1 shall use its commercially reasonable efforts to cause the Company to maintain an insurance policy or policies providing liability insurance for members of the supervisory board of the Company at all times that Shareholder 2 is entitled to propose a supervisory board member and for a tail period of six years thereafter and for the member of the supervisory board proposed by Shareholder 2 to be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any member of the supervisory board under such policy or policies. The supervisory board member proposed by Shareholder 2 pursuant to this Section 3 shall be an express third party beneficiary of this provision.

4.            MANDATORY TENDER OFFER

4.1	With entering into this Agreement Shareholder 2 obtains control over the Company in the meaning of the German Securities Acquisition and Takeover Act (WpÜG) and is obliged to make a mandatory tender offer to the shareholders of the Company ("MTO"). Shareholder 1 shall not accept the MTO with its Remaining Shares or to take any other commercially equivalent measure action which economically results in sale of the Remaining Shares and acceptance of the MTO.

4.2	Shareholder 1 hereby irrevocably undertakes a Shareholder 2 not to accept the MTO for its Remaining Shares during the acceptance period or, if applicable, to exercise a put right in accordance with section 39c WpÜG ("Lock-up Period").

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4.3	Shareholder 1 undertakes to irrevocably and unconditionally instruct its custodian bank not to deliver the Remaining Shares to another custody account or custody sub-account or to a third party during the Lock-up Period or to execute sell orders for the Remaining Shares or otherwise assist the Shareholder in any Transfer.

4.4	In the event that Shareholder 1 submits any Remaining Shares in the MTO, Shareholder 1 shall pay a contractual penalty to Shareholder 2, which is due and payable at the time the offer consideration for the MTO falls due. The amount is equal to the number of Remaining Shares tendered into the MTO in violation of this Clause multiplied by the offer consideration for each share in the MTO. The contractual penalty shall be offset against the claim to the offer consideration for each Remaining Share submitted in breach of this Clause. The provisions on the contractual penalty shall also apply in the event that the Shareholder sells Remaining Shares to third parties and third parties submit these shares in the MTO.

4.5	Shareholder 1 shall not acquire Shares in an off-exchange transaction or grant a right to the Transfer the Remaining Shares without the prior written consent of Shareholder 2. Shareholder 2 shall grant its consent if the purchase price for the Shares Shareholder 1 wishes to acquire does not exceed the offer price in the MTO. The obligation of Shareholder 1 shall expire twelve months after the announcement of Shareholder 2 about the amount of Shares tendered in the MTO in accordance with sec. 23 para. 1 no. 2 WpÜG.

5.            ADDITIONAL TENDER OFFER

If Shareholder 2 decides within 24 months after completion of the MTO to make an additional tender offer to the shareholders of the Company ("ATO"), the offer price in this ATO shall amount at least to EUR 4.00 per Share. In such case, Shareholder 1 has to tender its Remaining Shares less a total of 350.000 Remaining Shares (the “ATO Shares”) into the ATO. Instead of tendering the ATO Shares in the ATO Shareholder 2 can require Shareholder 1 to sell the Remaining Shares outside the ATO at the same value as the ATO offer price against 50% in cash and 50% in common stock of Shareholder 2.

6.            TRANSFER RESTRICTIONS

6.1	Shareholder 1 acknowledges and agrees that during the term of this Agreement (Clause 7) it will not transfer any of its Shares except (i) as authorized by Shareholder 2 in writing, or (ii) as otherwise permitted or contemplated by this Agreement.

6.2	This provision will not apply to any transfers by Shareholder 1 of any Shares to an Affiliate so long as a written notice is given to Shareholder 2 at least thirty (30) calendar days prior to such Transfer; provided, however, no such Transfer will relieve Shareholder 1 of its obligations under this Agreement.

7.            DURATION

7.1	This Agreement may be terminated for the first time at the earliest to occur of (i) the end of the calendar year 2024; (ii) the acquisition of the Shareholder's 1 ATO Shares by Shareholder 2; or (iii) or a sale or other disposition of more than 50 % of the shares or voting rights held by Shareholder 2 in the Company. A termination under subpara (i) of sentence 1 of this Section 7.1 shall require 30 days written notice.

7.2	In the event of the opening of insolvency proceedings against the assets of a Shareholder (other than involuntarily solvency proceedings that are dismissed within 120 days of their initiation), the Pool expires automatically.

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8.            OTHER AGREEMENTS

8.1	Shareholder 2 hereby commits vis-a-vis Shareholder 1 to:

(i)	Subject to the decision of the Company to issue and to offer convertible bonds in the Company (Wandelanleihe) convertible into no par value shares in the Company for a purchase price of between EUR 4,000,000 and EUR 7,000,000 in cash by utilizing the authorization resolved on the shareholders' meeting of 29 July 2021 under item 8 (“Bonds”), Shareholder 2 will (a) exercise its subscription rights to subscribe all Bonds and (b) subscribe all Bonds not taken up by the other shareholders by exercising their subscription rights, provided that such bonds shall be substantially similar to the terms of the most recently issued Bonds and which shall provide for the following terms: (w) a conversion price which shall be no greater than EUR 2.00 per share; (x) an interest rate of no less than 3.5% per annum; (y) a conversion window throughout the term of the Bonds; and (z) the Bonds mature upon default by the Company on its interest payments; provided however, that notwithstanding the foregoing, in the event any Organic Change occurs prior to the maturity date of the Bonds, the conversion price for the Bonds and the number of Shares subject to issuance upon the conversion of the Bonds shall, in each case, be proportionally adjusted to reflect such Organic Change.

(ii)	In the event that Shareholder 2 subscribes for Bonds in an amount of less than EUR 7.000.000 (the “Investment Difference”), Shareholder 2 undertakes to provide an amount equal to the Investment Difference to the Company either by way of additional equity by way of a capital increase or by providing shareholder loans, the terms of such shareholder loans being comparable to the terms of the Bonds.

(iii)	Any financing pursuant to this Section 8.1 may be used by the Company in connection with either the repayment of the Company’s current bank facility or the outstanding convertible bonds in the event such bonds do not convert into equity at or prior to maturity; provided further, nothing herein shall prevent Shareholder 2 from separately negotiating and consummating a direct purchase of such outstanding convertible bonds.

8.2	Shareholder 2 hereby irrevocably und unconditionally agrees to hold Shareholder 1 free and harmless from any claims, obligations, suits or costs raised against or incurred by Shareholder 1 arising out of or in connection with the guarantee granted by Shareholder 1 to Bank Austria AG in connection with the financing of the Company (the "Bank Austria Collateral"). In addition, Shareholder 2 will use its best commercial efforts to effect a full release of Shareholder 1 of the collateral, including to give alternative collateral to Bank Austria AG. The commitments contained in this Section 8 (iii) shall continue irrespective of the duration of this Agreement until such time as Shareholder 1 has been fully and finally released from any obligations in relation to the Bank Austria Collateral.

8.3	Shareholder 2 furthermore agrees to

(i)	Use commercially reasonable efforts to effect and procure the financing for the production of at least two animated series by the Company on terms reasonably acceptable to Shareholder 2 in each of the first two business years following the completion of the MTO (the business year 2022 being the first such business year).

(ii)	Use its commercially reasonable efforts to procure a substantial acquisition by the Company on terms reasonably acceptable to Shareholder 2 in the European market within the first two business years following the completion of the MTO.

9.            CONDITION PRECEDENT

The coming into effect of this Agreement is subject to (aufschiebend bedingt) upon execution by the Parties of that certain share purchase agreement under the terms of which Shareholder 2 will purchase a total of 3.000.000 Shares from Shareholder 1.

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10.         GOVERNING LAW; ARBITRATION

10.1	This Agreement shall be governed, and construed in accordance with, the substantive laws of Germany.

10.2	Any disputes between the Shareholders in connection or arising out of the validity, construction, performance or termination of this Agreement, which the Shareholders are unable to resolve between themselves within thirty (30) calendar days, shall be finally settled by arbitration without recourse to the ordinary courts of law. The arbitration tribunal shall be composed of three arbitrators and shall be located in Munich, Germany. The arbitration proceedings shall be conducted in accordance with the rules (as they may be amended at that time) of the Deutsche Institution fur Schiedsgerichtswesen (D.I.S.) in the English language. The arbitration award shall be binding upon the Shareholders.

11.         NOTICES

All notices, declarations, requests and demands under this Agreement are to be directed,

To Shareholder 1

F&M Film- und Medien Beteiligungs GmbH

Wollzeile 6/8

1010 Wien, Austria

Email: stefan.piech@yfe.tv

With a copy to

SKW Schwarz Rechtsanwälte

Wittelsbacherplatz 1

80333 Munich, Germany

Email: s.wallwitz@skwschwarz.de

To Shareholder 2

Genius Brands International, Inc.

190 North Canon Drive, Floor 4

Beverly Hills, CA 90210, USA

Attention: Michael Jaffa

Email: mjaffa@gnusbrands.com

With a copy (which copy shall not constitute notice) to:

Beiten Burkhardt Rechtsanwaltsgesellschaft mbH

Ganghoferstraße 33

80339 München, Germany

Attention: Dr. Dirk Tuttlies

Email: dirk.tuttlies@advant-beiten.com

and

Norton Rose Fulbright US LLP

555 South Flower Street, Forty-First Floor

Los Angeles, CA 90071

Attention: Mark Greenfield

Email: mark.greenfield@nortonrosefulbright.com

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12.         MISCELLANEOUS

12.1	This Agreement constitutes the entire agreement of the Shareholders in respect of the common exercise of voting rights by this Agreement.

12.2	Each Shareholder shall bear its own costs, including the costs of their respective legal and other advisors and agents.

12.3	This Agreement may be amended in writing only. This also applies to this Clause 11.3.

12.4	If one or several provisions of this Agreement should be or become invalid or unenforceable, the remaining provisions hereof shall not be affected thereby. Instead of the invalid or unenforceable provision such valid and enforceable provision shall be deemed to be agreed among the Shareholders as they would have chosen on entering into this Agreement in order to reach the commercial effect of the provision to be replaced if they had foreseen the invalidity or unenforceability. The foregoing shall also apply to matters to which this Agreement is silent (Vertragslücken).

13.         DEFINITIONS

13.1	"Affiliate" means, with respect to any person, any other person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with such person. For purposes of this definition, "control", when used with respect to any specified person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" will have correlative meanings.

13.2	Transfer means directly or indirectly, sell, transfer, assign, pledge, encumber, make a gift of, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Shares. "Transfer" when used as a noun will have a correlative meaning.

Signature Page To Follow

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December 1, 2021

F&M Film- und Medien Beteiligungs GmbH	/s/ Stefan Piech
Stefan Piech, Chief Executive Officer
Genius Brands International, Inc.	/s/ Michael Jaffa
Michael Jaffa, Chief Operating Officer and General Counsel

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